Exhibit 23.1
The Board of Directors
Willbros Group, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Willbros Group, Inc. of our reports dated March 12, 2007 with respect to (a) the consolidated balance sheets of Willbros Group, Inc. as of December 31, 2006 and December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2006, the effects of the adjustments to the 2004 consolidated financial statements to retrospectively apply the changes as discussed in Note 2, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, with the exception for Note 12 reporting on years ended December 31, 2006, 2005, and 2004 which is as of September 26, 2007, which reports appear in the October 16, 2007 Current Report on Form 8-K of Willbros Group, Inc. and (b) the related financial statement schedule, which report appears in the Annual Report on Form 10-K of Willbros Group, Inc. for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.
/s/ GLO CPAs, LLP
Houston, Texas
November 2, 2007